AT THE COMPANY:	IR INQUIRIES:	MEDIA INQUIRIES:
Bruce T. Quigley	Todd Kerli	Steve Simon
Vice President of Business Development	MKR Group	S&S Public Relations
and Investor Relations	818-556-3700	847-955-0700
949-362-5800
bquigley@smithmicro.com	todd@mkr-group.com	steve@sspr.com

FOR IMMEDIATE RELEASE

SAMUEL GULKO NAMED TO SMITH MICRO BOARD

ALISO VIEJO, CA—(Oct. 18, 2004)—Smith Micro Software Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software for the wireless market, announced Samuel Gulko has joined the company’s board of directors and will serve on Smith Micro’s Audit Committee.

As member of Smith Micro’s Audit Committee, Mr. Gulko will help direct the company’s business initiatives as well as provide independent oversight of Smith Micro’s accounting and audit functions on behalf of the company’s stockholders.

Mr. Gulko brings more than 40 years of accounting and finance experience, including nearly 20 years as a partner in the international audit practice of Ernst & Young, LLP, Certified Public Accountants and six years as chief financial officer, vice president of finance, secretary and treasurer and board member of a publicly traded company.

“I have followed Smith Micro over the past ten years and am looking forward to being a member of the team and I am excited about its prospects as the leader of providing wireless data connectivity software to the wireless market,” said Sam Gulko.

“Sam brings to the Company a wealth of business understanding of the financial markets and regulatory processes as a result of his public accounting and private company experience,” said William W. Smith, Jr., President and Chief Executive Officer of Smith Micro. “His in-depth knowledge of the accounting and financial sector makes him a valuable addition to the board and the Audit Committee.”

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Smith Micro Announces New Board Member	— Page 2 of 2

About Smith Micro Software:

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication, broadband, ecommerce and utility software products for multiple OS platforms. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on Wireless and Broadband and Internet technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, network fax, and traditional computer telephony. Smith Micro’s complete line of products is available through original equipment manufacturers (OEMs), direct sales, retail stores, and value-added resellers (VARs). Smith Micro’s common stock trades on The NASDAQ Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800.

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s ability to maintain sustained profitability and increase its business in the Wireless and Broadband segments. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from distribution customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

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